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                                                               Exhibit (a)(1)(B)

not properly withdrawn will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1 and 6 of the Offer to Exchange. The term "Expiration Date" means 9:00 p.m., Central Standard Time, on February 26, 2002, unless and until the Company, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. I have not received any options from the Company after July 23, 2001.

         I recognize that, under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Eligible Options tendered for exchange. In any such event, I understand that the Eligible Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

         THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

         All capitalized terms used in this Election Form but not defined shall have the meaning ascribed to them in the Offer to Exchange.

         I agree to all of the terms and conditions of the Offer.

                             HOLDER PLEASE SIGN HERE
                           (See Instructions 1 and 4)

         You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Eligible Options you are tendering. If you are not signing in your individual capacity, please indicate on the line below your name whether you are signing as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, along with the signer's full title, and include with this Election Form proper evidence of the authority of such person to act in such capacity.

                               SIGNATURE OF OWNER

X
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               (Signature of Holder or Authorized Signatory)

Date:_________________, 2002

Name:
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                                 (Please Print)


          (Please print title if signing in a representative capacity)

Address:
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                            (Please include ZIP code)

Telephone No. (with area code):
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Tax ID/ Social Security No.:
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